Exhibit 3.1

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CRESTWOOD MIDSTREAM PARTNERS LP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) OF CRESTWOOD MIDSTREAM PARTNERS LP (“Crestwood MLP” or the “Partnership”), dated as of October 7, 2013, is entered into by and between Intrepid CMLP GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner, and Inergy Midstream, L.P., as the sole limited partner (the “Limited Partner” and, together with the General Partner, the “Partners”).

WHEREAS, the Partnership was formed on January 31, 2007;

WHEREAS, Crestwood Gas Services GP, LLC (the “Predecessor General Partner”) entered into that certain First Amended and Restated Agreement of Limited Partnership of Quicksilver Gas Services LP (n/k/a Crestwood Midstream Partners LP), dated as of August 10, 2007 (the “First Amended and Restated Limited Partnership Agreement”);

WHEREAS, the Predecessor General Partner amended and restated the First Amended and Restated Limited Partnership Agreement pursuant to that certain Second Amended and Restated Limited Partnership Agreement of Limited Partnership of the Partnership, dated as of February 19, 2008 (as amended though the date hereof, the “Second Amended and Restated Limited Partnership Agreement”);

WHEREAS, the Predecessor General Partner and the Partnership entered into that certain Agreement and Plan of Merger with Inergy Midstream, L.P. (“Inergy Midstream”), NRGM GP, LLC (“NRGM GP”), Intrepid Merger Sub, LLC (“Inergy Midstream Merger Sub”), and Inergy, L.P., dated as of May 5, 2013 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Partnership merged with Inergy Midstream Merger Sub, with the Partnership as the surviving entity (the “Merger”), and the general partner interest issued and outstanding immediately prior to the Merger, which was held by the Predecessor General Partner, was cancelled and, in connection therewith, NRGM GP, the general partner of Inergy Midstream, received the right to the capital account in Crestwood MLP held by the Predecessor General Partner;

WHEREAS, concurrent with the Merger, the General Partner was admitted as the sole general partner of the Partnership;

WHEREAS, as a result of the Merger, the General Partner, as a general partner of the Partnership, and the Limited Partner, as a limited partner of the Partnership, became the sole Partners; and

WHEREAS, in connection with the Merger and pursuant to the terms of the Merger Agreement, this Agreement amends and restates the Second Amended and Restated Limited Partnership Agreement and is adopted as the partnership agreement of the Partnership as of the effective time of the Merger.

NOW, THEREFORE, the Partners hereby amend and restate the Second Amended and Restated Limited Partnership Agreement to provide in its entirety as follows:

1. Name. A certificate of limited partnership (as amended, restated or otherwise modified from time to time, the “Certificate”) governing the Partnership has been filed with the Delaware Secretary of State, pursuant to which the name of the Partnership is “Crestwood Midstream Partners LP”.

2. Purpose. The purpose of the Partnership is to engage in any and all lawful activities for which a Delaware limited partnership may be formed.

3. Registered Office. The registered office of the Partnership in the State of Delaware is as set forth in the Certificate.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is as set forth in the Certificate.

5. Partners. The names of the General Partner and the Limited Partner are set forth on the signature page hereto. The business mailing addresses of the partners are set forth on Exhibit A hereto. The General Partner is hereby admitted as a general partner of the Partnership, and the Limited Partner is hereby admitted as a limited partner of the Partnership.

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware. The General Partner may appoint or elect officers of the Partnership, with such titles and powers as the General Partner may determine from time to time.

7. Term. The Partnership shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the unanimous decision of the Partners, or (b) an event of dissolution of the Partnership under the Delaware Revised Uniform Limited Partnership Act (the “Act”).

8. Capital Contributions. Prior to the execution hereof, the Partners have made certain capital contributions to the Partnership (as to each, its “Capital Contribution”). No Partner is required to make any contribution of property or money to the Partnership in excess of its respective Capital Contribution.

9. Capital Accounts. An account shall be established in the Partnership’s books for each Partner and transferee (each a “Capital Account”) in accordance with the rules of Section 704 of the Internal Revenue Code of 1986 and Treasury Regulation Section 1.704-1(b).

10. Percentage Interest and Allocations of Profits and Losses. For allocation purposes, each Partner’s interest in the Partnership shall be expressed as a percentage equal to the ratio on any date of such Partner’s Capital Account on such date to the aggregate Capital Accounts of all Partners on such date, such Capital Accounts to be determined after giving effect to all contributions of property or money, distributions and allocations for all periods ending on or prior to such date (as to any Partner, its “Percentage Interest”). The Partnership’s profits and losses shall be allocated in accordance with the Percentage Interests of the Partners. The Partners’ ownership interests in the Partnership are as set forth on Exhibit A.

11. Distributions. At the time determined by the General Partner, but at least once during each fiscal year, the General Partner shall cause the Partnership to distribute any cash held by it, which is not reasonably necessary for the operation of the Partnership nor in violation of Sections 17-607 or 17-804 of the Act. Except as set forth in Section 16 hereof, cash available for distribution shall be distributed to the Partners in accordance with their respective Percentage Interests.

12. Assignments. A Partner may assign all or any part of its partnership interest at any time in its sole discretion. Any transferee of a partnership interest will become a substituted Partner upon such assignment. Notwithstanding anything to the contrary herein, no such assignment shall terminate or dissolve the Partnership in any case.

13. Withdrawal. No right is given to any Partner to withdraw from the Partnership.

14. Limited Liability. The Limited Partner shall not have any liability for the obligations of the Partnership except to the extent required by the Act.

15. Additional Partners. Additional Partners, general or limited, may be admitted to the Partnership only upon the consent of all Partners, which consent may be evidenced by, among other things, the execution of an amendment to or restatement of this Agreement.

16. Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 7 hereof, the Partners shall be entitled to receive, after paying or making reasonable provision for all of the Partnership’s creditors to the extent required by Section 17-804(a)(1) of the Act, their respective positive Capital Account balances until such balances, if any, are reduced to zero and then the balance shall be distributed to each such Partner in accordance with its respective Percentage Interest.

17. Amendment. This Agreement may be amended only in a writing signed by all of the Partners.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

19. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

20. Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given and received for all purposes (a) if delivered personally to the person or to an officer of the person to whom the same is directed, or (b) when the same is actually received, if sent either by a nationally recognized courier or delivery service or registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimiled communication sent by a nationally recognized courier or delivery service, registered or certified mail, postage and charges prepaid, addressed to the recipient party at the address set forth for such party above.

21. Consent to Jurisdiction and Service. The Partners hereby consent to (i) the non-exclusive jurisdiction of the courts of the State of Delaware and any federal court sitting in Wilmington, Delaware, and (ii) service of process by mail delivered in accordance with Section 20 hereof. Nothing herein shall be construed as precluding a party from bringing an action in any other jurisdiction or from serving process in any other lawful manner.

22. Effectiveness. This Agreement shall be effective as of the Effective Time (as such term is defined in the Merger Agreement).

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

GENERAL PARTNER:

INTREPID CMLP GP LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President & Chief Executive Officer

LIMITED PARTNER:

INERGY MIDSTREAM, L.P.

By: NRGM GP, L.L.C., its General Partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President & Chief Executive Officer

Signature Page to

Third Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP

Exhibit A

Ownership Interests

Percentage Interest
General Partner:

Intrepid CMLP GP LLC	0.00%
700 Louisiana Street, Suite 2060
Houston, Texas 77002

Limited Partner:

Inergy Midstream, L.P.,	100.00%
700 Louisiana Street, Suite 2060
Houston, Texas 77002

Total	100.00%

Exhibit A to

Third Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP